Exhibit 4.36

Equity Disposition Agreement

This Equity Disposition Agreement (the “Agreement”) is executed in Beijing of China on July 2, 2014 by the following parties (the “Parties”):

Party A: FL Mobile (Beijing) Co., Ltd.

Address: Yong – 239, No. 1093, Luyuan South Street, Tongzhou District, Beijing, P.R. China

Party B:

Lin Yu, ID Card No. ***

Address: ***

Shi Wenyong, ID Card No. ***

Address: ***

Party C: FL Mobile Jiutian Technology Co., Ltd. (“FL MOBILE”)

Address: Southeast, 4/F, Building 2, 11 East Hepingli Street, Dongcheng District, Beijing, P. R. China

Whereas:

1.	Party A is a wholly foreign-owned enterprise duly incorporated and validly existing within the territory of the People’s Republic of China;

2.	Party C is a limited liability company incorporated in the People’s Republic of China;

3.	Party B are shareholders of FL MOBILE (“Authorizers”), among which, Lin Yu holds 78% equity thereof, Shi Wenyong holds 22% equity;

4.	Party A and Party B have executed an exclusive consulting and services agreement (the “Exclusive Consulting and Services Agreement”) on July 2, 2014 and an equity interest pledge agreement (the “Equity Interest Pledge Agreement) on July 2, 2014, under which Party B will provide security for FL MOBILE in order to perform its obligations under the Exclusive Consulting and Services Agreement.

5.	In order for the safety of such rights of pledge and in consideration of the technical support provided by Party A for FL MOBILE and the favorable cooperation relationships between the Parties, the Parties hereby agree as follows:

1.	GRANT OF OPTION

1.1	Grant

The Parties hereto agree that as of the effectiveness of this Agreement, Party A is entitled to an exclusive option to purchase by itself or via a third party designated by it all equity interests held by the Authorizers in FL MOBILE in an amount equivalent to RMB 13,500,000 or the minimum price as permitted by the laws and regulations of China when Party A excises the option. Such option is conferred on Party A upon execution by the Parties and effectiveness of this Agreement. Such option may neither be revoked nor modified within the valid term of this Agreement (including any extension under Article 1.2 hereafter) once granted.

1.2	Term

This Agreement shall be executed and effected on the date first above written. This Agreement shall be valid for ten years, commencing from the date of effectiveness thereof. If required by Party A prior to the expiration of this Agreement, the Parties shall extend the term hereof as required by Party A, and execute a separate equity disposal agreement or continue to perform this Agreement.

2.	EXERCISE OF OPTION AND CLOSING

2.1	Time of exercise

2.1.1	The Authorizers agree that Party A may exercise the option hereunder in whole or in part at any time after this Agreement is executed and becomes effective to the extent as permitted by the laws and regulations of the People’s Republic of China.

2.1.2	The Authorizers unanimously agree that the number of times that Party A may exercise the option is without limitation, unless and until it acquires and holds 100% of the equity interests of FL MOBILE.

2.1.3	The Authorizers unanimously agree that Party A may exercise its option through any third parties designated by it on its behalf, provided that Party A shall give prior notice in writing to the Authorizers before such exercise.

2.2	Disposal of price of exercise

The Authorizers agree that if Party A exercises the option, the full price of exercise so received by them shall repay fully the loan provided to authorizers under the loan agreements and the interest therefore incurred or upon the request of Party A and when permitted by the applicable law, Party B shall transfer the full price of exercise so received by them to Party A or the third party designated by Party A.

2.3	Assignment

The Authorizers agree that the option hereunder may be assigned in whole or in part to a third party without prior consent of the Authorizers. Such third party shall be deemed as a party to this Agreement and may exercise such option under the terms hereof, and shall assume the rights and obligations of Party A hereunder.

2.4	Notice of exercise

Where Party A exercises the option, it shall send a notice to the Authorizers ten working days prior to the Closing Date (as defined below), specifying the following terms:

2.4.1	Effective closing date of equity interest upon exercise of option (hereinafter referred to as the “Closing Date”);

2.4.2	The names of holders of such equity to be registered upon exercise;

2.4.3	Quantities and percentages of equity interests purchased from the Authorizers respectively;

2.4.4	Exercise price and form of payment

2.4.5	Power of attorney (if exercised by a third party designated by Party A).

The Parties hereto agree that Party A may from time to time designate a third party to exercise the option and register equities in the name of such third party.

2.5	Transfer of Stock

Each time when Party A exercises the option, within ten working days upon receipt of a notice of exercise sent by Party A under Article 2.4 hereof:

(1)	The Authorizers shall direct FL MOBILE to convene a shareholders’ meeting, which shall:

adopt a resolution of the shareholders meeting that approves the Authorizers to assign their equities to Party A and/or its designated third parties:

(2)	The Authorizer shall execute an assignment agreement with Party A (or its designated third party, as the case may be) substantially in the form of the Stock Transfer Agreement as set out in Appendix 1 attached hereto;

(3)	Party B shall each execute all contracts, agreements or instruments as required and obtain all necessary government approvals and consents, and take all necessary actions to transfer the effective ownership of equity interests as purchased to Party A and/or its designated third parties free of any security interest, and cause Party A and/or its designated third parties to be registered owners of such equity interests as purchased with the competent AIC, and submit up-to-date business license, Articles of Associations, certificates of approval (if applicable) and any other relevant documents as issued or filed for recordation by competent authorities of China to Party A and/or its designated third parties, indicating such matters as the change of equity interests of FL MOBILE and change of directors and legal representative of A.

3. REPRESENTATIONS AND WARRANTIES

3.1	The Authorizers represent and warrant that:

3.1.1	they have full power and authority to execute and perform this Agreement;

3.1.2	the performance of this Agreement and the obligations hereunder will not violate any laws, regulations and other agreements binding upon them, and does not require any governmental approval or authorization;

3.1.3	there is no pending or threatened action, arbitration or other judicial or administrative proceedings that may materially affects this Agreement;

3.1.4	they have disclosed to Party A all circumstances that may have adverse effects on this Agreement;

3.1.5	none of them is mandatory liquidated, declared bankrupt and that they are in good financial standing;

3.1.6	the equity interests held by them in FL MOBILE are free of any pledge, guaranty, liability and other third party encumbrance, and free of any recourse by any third party;

3.1.7	during the valid term hereof, they will not withdraw or cancel whole of part of contribution to FL MOBILE, unless otherwise provided by the Company Law of the People’s Republic of China, Authorizers may not recover, claim or demand return of the whole or part of their contribution to FL MOBILE, Party A or any of its affiliates; they will not set any pledge, liability or any other third party encumbrance on the equity interests held by them in FL MOBILE, nor dispose of the equity interests held by them in FL MOBILE to any other person other than Party A or its designated third parties by way of transfer, gift, pledge or otherwise;

3.1.8	the option granted to Party A hereunder is exclusive, and the Authorizers may not grant such option or similar right to any other person other than Party A or its designated third parties in any other way;

3.1.9	during the valid term hereof, the business as carried out by FL MOBILE complies with all laws, regulations, provisions and other administrative provisions and guidelines promulgated by other governmental authorities, and is free of any circumstance in contravention of any of the foregoing and that may constitute substantial adverse effect on the business and assets of the company;

3.1.10	they will use good financial and commercial standards and practices to maintain the existence of FL MOBILE, prudently and effectively run its business and deal with its affairs, exert all efforts to ensure FL MOBILE to maintain all licenses, permits and approvals necessary for its operation, and that such permits, licenses and approvals will not be cancelled, withdrawn or declared invalid;

3.1.11	they will provide all operating and financial information in respect of FL MOBILE as required by Party A;

3.1.12	Before Party A (or its designated third parties) exercises the option and acquires 100% equity or interest of FL MOBILE, and unless as approved by Party A (or its designated third parties) in writing, FL MOBILE may not:

(a)	sell, transfer, pledge or otherwise dispose of any asset (throughout this Agreement, shall including tangible assets and intangible assets), business or earning, or allow any other security interest to be set thereon (unless as arising during normal or daily business process or as disclosed to Party A and approved expressly in writing by Party A in advance);

(b)	conclude any transaction that may cause material adverse effect on its asset, liability, operation, equity interest or other legitimate rights (unless as arising during normal or daily business process or as disclosed to and approved expressly in writing by Party A in advance);

(c)	distribute any dividend or bonus to its shareholders by any means;

(d)	incur, inherit, secure for or permit the existence of any liability, except for (i) any liability arising in normal or daily business process other than through borrowing; or (ii) any liability as disclosed to and approved expressly in writing by Party A;

(e)	execute any important contracts, excluding such contracts as executed during normal business process (for the purposes of this paragraph, a contract with a value exceeding RMB one million (1,000,000) shall be taken as an important contract);

(f)	increase or decrease the registered capital of FL MOBILE through shareholders meetings or otherwise change the structure of the registered capital;

(g)	make additions, changes or modifications to the Articles of Association of FL MOBILE; or

(h)	consolidate or associate with any other person, or acquire any person or invest in any person.

3.1.13	Before Party A (or its designated third parties) exercises the option and acquire 100% equity or assets of FL MOBILE, unless as expressly approved in writing by Party A (or its designated third parties), Party B may not by individually or jointly:

(a)	in any way make any additions, changes or modifications to the constitutional documents of FL MOBILE that may cause material adverse effect on the asset, liability, operation, equity interest or other legitimate rights of FL MOBILE (except for same percentage increment for compliance with the law), or on the effective performance of this Agreement, and other agreements executed by Party A, Party B and FL MOBILE;

(b)	procure A to conclude any transaction that may have material adverse effect on the asset, liability, operation, equity interest and other legitimate rights of FL MOBILE (unless as arising from normal or daily business process or as disclosed to and expressly approved in writing by Party A in advance);

(c)	procure the shareholders meeting of FL MOBILE to adopt any resolution of distribution of any dividend and bonus;

(d)	sell, transfer, charge or otherwise dispose of any legitimate or beneficiary interest of any equity interest of FL MOBILE, or permit any other security interest to be set thereon at any time following the effectiveness of this Agreement;

(e)	procure a shareholders’ meeting of FL MOBILE to approve the sale, transfer, charge or otherwise disposal of any legitimate and beneficiary interests of any equity, or permit any other security interest to be set thereon;

(f)	cause a shareholders’ meeting of FL MOBILE to approve any consolidation or association of FL MOBILE with any other person, or acquisition of any person or investment in any person, or reorganization in any other form; or

(g)	voluntarily wind up, liquidate or dissolve FL MOBILE.

3.1.14	Before Party A (or its designated third parties) exercises the option and acquires 100% equity interest or assets of FL MOBILE, each of Party B undertakes to:

(a)	immediately notify Party A in writing of any action, arbitration or administrative proceedings in respect of the equity owned by Party A that has occurred or may occur, or any circumstance that may have any adverse effect on such equity interest;

(b)	cause the shareholders meeting of FL MOBILE to approve any transfer of equity interests purchased under this Agreement, cause FL MOBILE to modify its Articles of Association to reflect the transfer of stock from Party B to Party A and/or its designated third parties, as well as other changes as set out herein, and immediately apply to competent authority of China for approval (as may be required by the law) and registration of changes, and cause A to approve the appointment of any persons assigned by Party A and/or its designated third parties as new directors and new legal representative via shareholders meetings;

(c)	execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary charges and or provide necessary and appropriate defense against all claims for the purpose of maintaining its legitimate and valid ownership in respect of its equity interest;

(d)	as required by Party A from time to time, unconditionally and immediately transfer its equity interest to any third party as designated by Party A, and waive its right of first refusal in relation to said Stock Transfer by another existing shareholder; and

(e)	comply with this Agreement and any other contracts as executed by and between Party A and Party B individually or jointly in all respects, effectively perform all obligations under such contracts, and refrain from any acts/omissions suffice to affect the validity and enforceability of this Agreement.

3.2	Undertakings

3.2.1 The Authorizers undertake to bear all costs and expenses arising from stock transfer, and deal with all formalities necessary for Party A and/or its designated third parties to become shareholders of A, including without limitation to assisting Party A to obtain all necessary governmental approvals for stock transfer, submitting such documents as Stock Transfer Agreement and resolutions of the shareholders meeting to relevant AIC and modifying the Articles of Association, share register and other constitutional documents.

3.2.2 In the event that Party B subscribe for the increased registered share capital of or purchase equity interest in FL MOBILE (“the New Shares”), the New Shares shall automatically subject to the option granted to Party A by Party B under this Agreement, and all the shares then owned by Party B shall thus be subject to the provisions of this Agreement.

3.2.3 In the event that FL MOBILE is forced to liquidate prior to Party A or any third party so designated by Party A exercises its option and obtains all the equity interests in FL MOBILE or all the assets of FL MOBILE, Party B and FL MOBILE shall establish liquidation group pursuant to the applicable laws, and following repayment of debts, shall sell all its remaining assets and equity interests to Party A or any third party so designated by Party A at a consideration equal to the book value of the remaining assets or the minimum sales price as permitted by the applicable laws. FL MOBILE shall pay the amount received by it according to the abovementioned deal to Party A or any third party designated by Party as part of the service fee under the Exclusive Consulting and Services Agreement, or when permitted by the applicable laws then in force, waive the payment obligation owed by Party A to FL MOBILE due to the aforementioned deal.

3.3	Each of Party B hereby jointly and severally represents and warrants to Party A on the date of this Agreement execution and each Closing Date that:

(1)	it has full power and capacity to execute and deliver this Agreement and any Stock Transfer agreement executed under this Agreement for each transfer of purchased equity interest to which it is a party (each a “Transfer Agreement”), and to perform the obligations under this Agreement and any Transfer Agreement. Once executed, this Agreement and each Transfer Agreement to which it is a party shall constitute legitimate, valid and binding obligations and may be enforced against it under their terms;

(2)	Neither the execution and delivery of this Agreement or any Transfer Agreement nor the performance of obligations under this Agreement or any Transfer Agreement will: (i) operate to violate any relevant Chinese laws or regulations; conflict with its Articles of Association or other constitutional documents; (iii) result in violation of any contract or instrument to which it is a party or that is binding upon it, or constitute any breach under any contract or instrument to which it is a party or that is binding upon it; (iv) lead to any violation of any permit or approval issued to it and/or any condition with continued force and effect; or (v) result in any suspension or revocation of any permit or approval issued to it or any additional conditions;

(3)	Party B has good and marketable ownership to all equity interests of FL MOBILE. Party B has not set any security interest on said equity interests;

(4)	FL MOBILE is free of any outstanding obligations, except for (i) any obligations incurring during normal business process; and (ii) obligations that has disclosed to and expressly approved in writing by Party A in advance;

(5)	FL MOBILE has complied with and will continue to comply with all laws and regulations applicable to the acquisition of equity interests and assets; and

(6)	there is no on-going or pending or future threatened action, arbitration or administrative proceedings relating to equity, assets of FL MOBILE.

4.	TAXES

Any and all taxes arising from the performance of this Agreement shall be borne by all parties hereto respectively.

5.	BREACH

5.1	Where Party B or Party C breaches this Agreement or any representation or warranty made hereunder, Party A may send a notice in writing to the default party requiring it to remedy such default within ten days upon receipt of such notice, take appropriate steps to avoid the occurrence of harmful consequences in an effective and timely manner, and continue to perform this Agreement. The default party shall compensate Party A for any damage so incurred by Party A so that Party A may acquire all interests it is entitled to when this Agreement is duly performed.

5.2	Where Party B or Party C fails to remedy its breaches within ten days upon receipt of the notice under Article 5.1, Party A shall be entitled to require the default party to provide compensation for any and all costs, liabilities or losses so incurred by Party A (including but not limited to any interests paid or lost due to such default and attorney’s fees). Simultaneously, Party A shall have the right to enforce the Stock Transfer Agreement attached hereto and transfer the equity interests held by Party B to Party A and/or its designated third parties.

6.	GOVERNING LAW AND DISPUTE RESOLUTION

6.1	Governing law

This Agreement, including but not limited to its completion, performance, validity and construction, shall be governed in accordance with the laws of the People’s Republic of China.

6.2	Amicable consultation

Any dispute arising from the construction or performance of this Agreement shall be resolved by amicable consultations between and among the Parties or via conciliation by a third party. Failing which, such dispute shall be submitted to the competent arbitral authority for determination within 30 days as of the commencement of relevant discussion as aforesaid.

6.3	Arbitration

Any dispute arising in respect of this Agreement shall be submitted to the China International Trade Arbitration Commission (Beijing) (the “CIETAC”) for determination in accordance with its rules of arbitration. The arbitration shall take place in Beijing and the arbitration shall be proceeded in Chinese. The arbitral award shall be final and binding upon all Parties hereto. CIETAC may make an order, injunctions (for example, when it’s necessary for carry out of the business or for mandatory transfer of assets) or liquidate the Company or take any other remedies.

7.	CONFIDENCE

7.1	Confidential information

This Agreement and its appendices shall be kept in confidential. No party hereto may disclose any information in relation to this Agreement to any third party (unless as approved by all Parties hereto in advance). This Article 7.1 shall survive the termination of this Agreement.

7.2	Exception

Any information disclosed as required by any law, court ruling, arbitral award and any decision of any governmental authority shall not be taken as a breach under Article 7.1.

8.	MISCELLANEOUS

8.1	Entire agreement

The Parties acknowledge that this Agreement constitutes fair and reasonable covenants agreed on the base of equality and mutual benefit. This Agreement constitutes entire agreement with respect to the subject matter hereunder between the Parties. In the event of any inconsistency between this Agreement and any prior discussion, negotiation or agreement, this Agreement shall take precedence. The Parties may modify this Agreement in writing. The appendices attached hereto constitute integral part of this Agreement and shall be equally binding as this Agreement.

8.2	Notices

8.2.1	All notices sent under this Agreement by the Parties for the purpose of exercising and performing the rights and obligations hereunder shall be made in writing and sent by personal delivery, registered post, prepaid post, recognized courier service or facsimile to the address of the party concerned or all Parties as follows:

Party A: FL Mobile (Beijing) Co., Ltd.

Address: Yong – 239, No. 1093 Luyuannan Street, Tongzhou District, Beijing, P.R. China

Facsimile:

Tel.:

Attention:

Party B:

Lin Yu

Address: ***

Facsimile:

Tel.:

Attention:

Shi Wenyong

Address: ***

Facsimile:

Tel.:

Attention:

Party C: FL Mobile Jiutian Technology Co., Ltd.

Address: Southeast, 4/F, Building 2, 11 East Hepingli Street, Dongcheng District, Beijing, P. R. China

Facsimile:

Tel.:

Attention:

8.2.2	A notice or communication in any of the following cases shall be deemed as duly served:

8.2.2.1	If delivered by facsimile, on the date as shown on the fax, but if such fax is delivered later than 5:00 p.m. or on a non-working day, then on the following working day after the date shown on the fax;

8.2.2.2	If delivered by personal delivery (including express delivery), on the date of sign-in;

8.2.2.3	If delivered by registered post, then on the fifteenth day after the date on the return receipt.

8.2.2.4	Binding force

This Agreement shall be binding upon all Parties hereto.

8.3	Language

This Agreement is made in quadruplicate in the Chinese language, with one copy thereof for each party hereto.

8.4	Day and working day

A “day” as referred to herein shall be a calendar day, and a “working day” herein shall refer to any day from Monday to Friday.

8.5	Headings

The headings of this Agreement are for convenience of reference only, and may not be used in the interpretation of this Agreement.

8.6	Joint and Several Liability

The obligations, undertakings and liabilities of the Authorizers hereunder to Party A are joint and several, and the Authorizers are jointly and severally liable to each other. As for Party A, the breach of any of the Authorizers shall automatically constitute a breach of the Authorizers.

8.7	Uncovered matters

Any and all matters uncovered hereunder shall be resolved in accordance with the laws of the People’s Republic of China by consultation between and among the Parties.

(No text herein below)

[This page is for signatures and contains no text]

Party A: FL Mobile (Beijing) Co., Ltd.

(Company Seal)

Authorized representative:

/s/ Lin Yu
Lin Yu

Party B:

/s/ Lin Yu
Lin Yu

/s/ Shi Wenyong
Shi Wenyong

Party C: FL Mobile Jiutian Technology Co., Ltd.

Authorized representative:

/seal/

Appendix I: Stock Transfer Agreement

Stock Transfer Agreement

This Stock Transfer Agreement (“Agreement” hereinafter) is entered into between the following parties on this [    ] day of [    ], 20[    ] in Beijing

Party A: FL Mobile (Beijing) Co., Ltd.

Address: Yong-239, No. 1093, Luyuan South Street, Tongzhou District, Beijing, P.R. China

Party B:

Lin Yu, ID No. ***

Address: ***

Shi Wenyong, ID No. ***

Address: ***

Party C: FL Mobile Jiutian Technology Co., Ltd.(“FL Mobile”)

Address: Southeast, 4/F, Building 2, 11 East Hepingli Street, Dongcheng District, Beijing, P. R. China

Party A, Party B and Party C are hereinafter referred to as individually as a “Party”, and collectively the “Parties”.

Whereas:

1.	Party A is a wholly foreign-owned company validly incorporated and existing under the law of People’s Republic of China (hereinafter “China”);

2.	Party C is a domestic company incorporated in China. At present, Party B holds 100% stock of Party C (hereinafter “Relevant Equity”).

3.	When Party A and (or) the third party designated by it excises the right of option, Party B agrees to transfer part or all equity it holds in Party C to Party A and (or) the third party designated by it according to the Contract for Exclusive Purchase Right entered into among Party B, Party A and Party C on July 2, 2014 (hereinafter referred to as the “Stock Transfer”).

NOW THEREFORE, the parties reach the following terms after negotiation:

1.	Stock Transfer

1.1	Party B agrees to transfer the stock to Party A. Lin Yu from Party B will transfer 78% equity. Shi Wenyong from Party B will transfer 22% equity. Party A agrees to purchase such transferred stock. After the completion of the Stock Transfer, Party A will own 100% equity.

1.2	As consideration for the equity to be transferred, Party A shall pay RMB to Lin Yu from Party B and RMB to Shi Wenyong from Party B pursuant to the provisions of Article 2.

1.3	Party B agrees to the Stock Transfer under this Article 1, and is willing to encourage other shareholders of Party C (if any besides Party B) to sign necessary documents including but not limited to shareholders’ resolution and declaration on waiver of preemptive right to purchase the equity, and provide assistance in performing formalities necessary for Stock Transfer.

1.4	Party B and Party C shall jointly and separately take all necessary actions, including but not limited to signing this agreement passing through shareholders’ resolution and the amendments to the articles of association so as to realize the transfer of equity from Party B to Party A, and shall complete all procedures for obtaining approval from government authorities and registration with administration for industry and commerce within ten (10) working days since the date on which Exercise Notice is issued by Party A in accordance with Equity Disposition Agreement and make Party A to become the registered owner of the equity.

1.5	From the effective date of this Agreement, Party A shall be the shareholder of Party C, thus enjoy shareholders rights and bear shareholders obligations pursuant to the applicable laws and the articles of association of the Company.

2.	Payment of Consideration for Transferred Stock

2.1	Within 5 working days after execution of this agreement, Party A shall pay RMB [ ] to Lin Yu and [ ] to Shi Wenyong. Within 5 days after all procedures for obtaining approval from government authorities and registration with administration for industry and commerce relating to Stock Transfer are completed, Party A shall pay RMB [ ] to Lin Yu and [ ] to Shi Wenyong.

2.2	Party B shall issue appropriate receipts to Party A within 5 working days after receipt of each payment mentioned in article 2.1.

3.	Representations and Warranties

3.1	The Parties to this Agreement respectively make representations and warranties as follows:

(a)	It is a company legally incorporated and validly existing or an individual with full capacity for civil conduct. It has complete power and ability to perform this Agreement and sign other related documents for the purpose of this agreement;

(b)	It has taken or will take all necessary action to duly and legally authorize the execution, delivery, and performance of this agreement and all other documents related to the transactions under this agreement, and such execution, delivery, and performance does not violate any of the relevant laws, regulations and government decisions, and does not infringe upon the legitimate rights and interests of any third party.

3.2	Party B and Party C jointly and respectively make representations and warranties to Party A as follows:

(a)	Party B currently legally owns 100% equity in Party C, Party B’s acquisition and holding of the equity does not violate any laws, regulations or government decisions, and does not infringe upon the legitimate rights and interests of any third party;

(b)	Party C is a limited liability company legally incorporated and validly existing according to the laws of China. It has complete legal ability and behavior ability and has the right to possess, dispose and manage its assets and business, and carry out the business ongoing or planned. Party C has obtained all licenses, qualification certificates or approvals from government departments and performed the procedures for filing or registration as are necessary for conducting the business stipulated by its business license.

(c)	There is no violation of the provisions of relevant laws, regulations or government decisions since the establishment of Party C;

(d)	There is no any security interest or any other third party rights to the equity held by Party B in Party C;

(e)	It does not omit to provide the document or information relating to Party C or its business, which may affect Party A’s decision on signing this agreement;

(f)	Before the completion of the Stock Transfer, it will not authorize or promise the issue of any new equity other than the equity which has been issued on the day of signing this Agreement and will not change the registered capital or shareholder structure of Party C in any way.

4.	Effectiveness and Term

This Agreement is signed and becomes effective on the date as first above written.

5.	Dispute Resolution

All disputes arising out of the construction and performance of this Agreement shall be settled through friendly negotiation between the parties. If no consensus can be reached within 30 days after the requirement for negotiation is raised by one party, either party may submit the disputes to China International Economic and Trade Arbitration Commission (Beijing Sub-Commission) (hereinafter “CIETAC”) for arbitration in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing. The language to be used in arbitration shall be Chinese. The arbitral award shall be final and binding upon both parties hereto.

6.	Governing Law

The validity, construction and enforceability of this Agreement shall be governed by laws of People’s Republic of China.

7.	Supplement and Modification

Any supplement or amendment of this Agreement shall be made in the form of written agreement. The agreement for supplement or amendment shall constitute part of this Agreement and have the same legal effect as this Agreement upon execution by the parties.

8.	Severability

In case any provision of this Agreement becomes invalid or unenforceable due to its inconsistency with relevant laws, this provision shall be invalid or unenforceable within related jurisdiction and shall not affect the legal validity of other provisions of this Agreement.

9.	Appendix

Any Appendix attached hereto shall be an integral part of this Agreement which shall have the same legal effect as this Agreement.

10.	Miscellaneous

10.1	This Agreement is made in Chinese in quadruplicate.

10.2	If Party A has specified any third party to exercise the right of option, then Party A in this Agreement may refer to Party A and (or) the third party specified by it.

[No Text Below]

[No Text, Signature Page of Stock Transfer Agreement]

Party A: FL Mobile (Beijing) Co., Ltd.

Authorized representative:

Party B:
Lin Yu

Shi Wenyong

Party C:

FL Mobile Jiutian Technology Co., Ltd.

Authorized Representative: